Yellowcake Mining Completes Joint Venture Agreement on Sky Project With Strathmore

August 13, 2007

Yellowcake Mining Inc. (“Yellowcake”) is pleased to announce it has completed a formal Joint Venture Agreement with Strathmore Minerals Corp. (“Strathmore”) to finance the development of the Sky project located in the Gas Hills Uranium District in Fremont County, Wyoming. The JV agreement includes revised expenditure requirements from terms disclosed in Strathmore’s news release dated April 10, 2007.

Sky is Strathmore’s first project in Wyoming to begin data collection activities for permitting purposes. The intent is to develop the Sky project as a satellite ISR operation. The property comprises 50 unpatented mining claims totaling 418 hectares (1,033 acres).

Yellowcake will provide up to $US 7,500,000 in development expenditures over four years to earn a 60% interest in the project. Yellowcake will be obligated to spend $500,000 in the first year, $2,000,000 in the second year, $2,000,000 in the third year, and $3,000,000 in the fourth year of the agreement. Strathmore will be the operator until Yellowcake has earned in its 60% and will have to the right to earn back 11% of the project by paying $7,500,000 to Yellowcake within 90 days of the completion of a bankable feasibility study.

In conjunction with the initiation of permit activities, the Company recently completed an independent National Instrument 43-101 technical report for the SKY property. The 43-101 report provides an Indicated mineral resource estimate totaling 948,098 lbs. U3O8 contained within 668,688 tons at an average grade of 0.07% . An additional 54,496 lbs U3O8 have been classified as an Inferred mineral resource. The 43-101 technical report for the SKY property can be viewed in its entirety on the SEDAR website www.sedar.com and the Company's website www.strathmoreminerals.com.

YELLOWCAKE MINING INC. (OTCBB: YCKM) is a Uranium company focused solely on exploring and developing Uranium properties in the United States. Current properties and potential future acquisitions give Yellowcake the expectation of near to medium term production. Yellowcake Mining successfully raised $6 million in February 2007, and there are currently 50,940,000 shares outstanding in the company.

Contact:
Yellowcake Mining Inc. Carson Seabolt, 1-877-338-4438 www.yellowcakemining.com

LEGAL NOTICE REGARDING FORWARD LOOKING STATEMENTS

Statements in this news release that are not purely historical are forward looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this news release include that we will fund the Sky project to $7,500,000t; that it is our intent to develop the Sky project as a satellite ISR operation; and that we have the expectation of near to medium term production. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete the payment obligations; that weather, new equipment may not perform as anticipated; logistical problems or hazards prevent us from exploration, development or from fulfilling our joint venture obligations once formed;the likelihood that no resource is available for exploitation on these properties; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results that we have found in any particular holes are not necessarily indicative of larger areas of our property; we may not be able to reach agreement with Strathmore on aspects of our agreements; and that despite encouraging data there may be no commercially exploitable mineralization on the properties based upon the applicable world uranium prices and the quality or grade of the resource. Readers should refer to the risk disclosures outlined inour periodic reports filed on Edgar with the Securities and Exchange Commission.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.